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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
K & F INDUSTRIES, INC.

ARTICLE I
NAME OF CORPORATION

        The name of this corporation is:

K & F Industries, Inc.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV
AUTHORIZED CAPITAL STOCK

        SECTION A.  Authorized Shares. The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares that the Corporation shall have authority to issue is Ten Thousand Two Hundred Fifty (10,250).

          1.     Common Stock. The total number of shares of common stock the Corporation shall have authority to issue shall be One Thousand (1,000), and each such share shall have a par value of one cent ($.01) per share (the "Common Stock").

          2.     Preferred Stock. The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be Nine Thousand Two Hundred Fifty (9,250), each such share shall have a par value of one cent ($.01) per share (the "Preferred Stock"), and all such shares shall be designated "Senior Redeemable Preferred Stock" (the "Senior Preferred Stock").

        SECTION B.  Common Stock. The Common Stock shall have the powers, preferences, rights and restrictions as provided for under the DGCL and as provided herein, subject to the rights, if any, of the holders of the Senior Preferred Stock:

          1.     Voting Rights. Except as otherwise required by law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one thousand (1,000) votes, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

          2.     Liquidation, Dissolution or Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment in full of the Senior Preferred Liquidation Preference in accordance with the provisions of Article IV,

  Section C.4(a) below, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of Common Stock.

        SECTION C.  Senior Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Senior Preferred Stock shall be as follows:

          1.     Stated Value. The shares of Senior Preferred Stock shall be issued by the Corporation for their Senior Preferred Stated Value, in such amounts, at such times and to such persons as shall be specified by the Board of Directors of the Corporation (the "Board") from time to time. For the purposes hereof, the "Senior Preferred Stated Value" of each share of Senior Preferred Stock shall be $0.01 per share, which Senior Preferred Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Senior Preferred Stock.

          2.     Rank. The Senior Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank senior to all classes of common stock of the Corporation (including the Common Stock) and senior to any other class of capital stock or series of preferred stock established after the date any shares of the Senior Preferred Stock are first issued (the "Senior Preferred Issue Date"), unless the issuance of capital stock ranking pari passu with or senior to the Senior Preferred Stock shall have been consented to by the holders of a majority of the outstanding shares of Senior Preferred Stock. For purposes hereof, "K&F Industries Junior Securities" means all series and classes of Common Stock and all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding to which the Senior Preferred Stock is senior with respect to distributions upon liquidation, dissolution or winding up of the Corporation.

          3.     Dividends. The holders of shares of Senior Preferred Stock will not be entitled to receive dividends on any such share, whether in preference to dividends payable on shares of Common Stock or in participation with the Common Stock.

          4.     Liquidation Preference.

            (a)   The Senior Preferred Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital or surplus or otherwise, an amount per share outstanding equal to the Senior Preferred Stated Value (the "Senior Preferred Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of K&F Industries Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Senior Preferred Liquidation Preference payable to the holders of outstanding shares of the Senior Preferred Stock, then the entire assets and funds of the Corporation available for distribution shall be distributed pro rata among the holders of the Senior Preferred Stock in proportion to the number of shares of Senior Preferred Stock owned by each such holder. The Senior Preferred Liquidation Preference with respect to each outstanding fractional share of Senior Preferred Stock shall be equal to a ratably proportionate amount of the Senior Preferred Liquidation Preference with respect to each outstanding share of Senior Preferred Stock. All payments for which this Article IV, Section C.4(a) provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm selected by the Corporation) or any combination thereof; provided, however, that no cash shall be paid to holders of K&F Industries Junior Securities unless each holder of the outstanding shares of Senior Preferred Stock has been paid in cash the full amount of the Senior Preferred Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Senior Preferred Liquidation Preference to which each such holder is entitled, such holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

            (b)   Events Not Constituting Liquidation. For the purposes of this Article IV, Section C.4, a Change of Control shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation so long as all of the outstanding shares of Senior Preferred Stock are automatically cancelled in accordance with the provisions set forth in Article IV, Section C.5 below.

          5.     Automatic Cancellation of Senior Preferred Stock. Upon the redemption in accordance with Article IV, Section C.5(a) or (b) of the Amended and Restated Certificate of Incorporation of K&F Parent of each share of Senior Redeemable Preferred Stock, par value $0.01 per share, of K&F Parent at the time outstanding that is "stapled" with its corresponding share of Senior Preferred Stock and its corresponding share of K&F Intermediate Preferred Stock in accordance with the provisions of Article IV, Section C.11 hereof, such corresponding "stapled" share of Senior Preferred Stock at the time outstanding shall be automatically cancelled without any payment or notice to the holders thereof. All shares of Senior Preferred Stock automatically cancelled in accordance with the provisions of this Article IV, Section C.5 shall no longer be deemed outstanding, shall be retired and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate.

          6.     Intentionally Omitted.

          7.     Voting Rights.

            (a)   General. Except as specifically set forth herein or in the DGCL, the holders of shares of Senior Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation. To the extent that the holders of shares of Senior Preferred Stock shall be entitled, by reason of the terms hereof or the DGCL, to any voting rights with respect to any matters to be voted upon by any class or group of stockholders of the Corporation, the holders of shares of Senior Preferred Stock shall have one vote per share of Senior Preferred Stock, unless otherwise required by the express provisions hereof or by applicable law.

            (b)   Board Observer Rights; Senior Designee.

                (i)  Except as set forth in Article IV, Section C.7(b)(iii) hereof or in Article IV, Section C.9 hereof, (1) the number of directors of the Board shall be set at eight; and (2) the number of directors of the Board shall not be increased to greater than eight without the vote or written consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

               (ii)  The holders of a majority of the outstanding shares of the Senior Preferred Stock shall have the right to appoint (by vote or written consent) one non-voting observer (the "Senior Observer") to the Board; provided, however, that such Senior Observer shall be reasonably acceptable to a majority of the members of the Board elected by the holders of the Common Stock. The Senior Observer shall have the right to attend all meetings of the Board and any committees thereof (including, without limitation, the audit committee and compensation committee), shall receive notices of all meetings of the Board and/or any committees thereof and all written materials distributed to members of the Board and/or any committees thereof, but shall not be entitled to vote on any matters before the Board or any committees thereof; provided, however, that the Board and/or any committees thereof shall have the right to exclude the Senior Observer from any meetings and shall have the right to omit to provide to the Senior Observer all written materials distributed to the members of the Board and/or any committees thereof to the extent that (1) the members of the Board or any committees thereof, as applicable, believe in good faith after consultation with counsel that such exclusion or omission is necessary in order to preserve any attorney-client privilege, attorney work-product privilege or other similar legal privileges or (2) such attendance or distribution of materials is otherwise prohibited by applicable law; and provided, further however, that the Senior Observer shall execute and deliver, upon his appointment and prior to any attendance at the first such meeting or to being furnished the first such written materials, a confidentiality and nondisclosure agreement in the form agreed to prior to the date hereof.

              (iii)  The holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, at the discretion of such holders, shall be entitled to elect one member of the Board (a "Senior Designee") (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board); provided, however, that such Senior Designee shall be reasonably acceptable to a majority of the members of the Board elected by the holders of the Common Stock; and provided, further, however, that if such election is made, the right of the holders of the Senior Preferred Stock to appoint a Senior Observer pursuant to Article IV, Section C.7(b)(ii) shall simultaneously and automatically, without any further action, be terminated and of no further force or effect.

          8.     Covenants.

            (a)   Negative Covenants. For so long as any share of Senior Preferred Stock remains outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting or consenting as a separate class:

                (i)  [Intentionally omitted];

               (ii)  (A) declare or pay any dividend or make any other payment or distribution on account of any of the Junior Securities (as defined in the Amended and Restated Certificate of Incorporation of K&F Parent) (including, without limitation, any payment in connection with any merger or consolidation involving the Corporation and any payment or distribution in the form of, and any exchange of the Junior Securities for, Indebtedness of the Corporation or any of its Subsidiaries) or to the direct or indirect holders of any of the Junior Securities in their capacity as such (other than dividends or distributions payable in Junior Securities or to K&F Parent, K&F Intermediate or the Corporation or a Subsidiary of the Corporation); or (B) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Corporation and any payment in the form of Indebtedness of the Corporation or any of its Subsidiaries) any of the Junior Securities (all such payments and other actions set forth in these clauses (A) and (B) above being collectively referred to as "Restricted Payments").

              Notwithstanding anything to the contrary set forth herein, the foregoing provisions of Article IV, Section C.8(a)(ii) will not require the vote or consent of any holders of the outstanding shares of Senior Preferred Stock for: (A) the payment of any dividend or distribution by a direct or indirect Subsidiary of the Corporation to the holders of its Equity Interests on a pro rata basis (or on a basis more favorable to the Corporation and its Subsidiaries) and (B) so long as no default as described in Article IV, Section C.9(a) or (b) hereof shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Junior Securities (as defined in the Amended and Restated Certificate of Incorporation of K&F Parent) held by any then current or former director, officer or employee of, or consultant to, K&F Parent or any of its Subsidiaries (other than any director, officer or employee or consultant who is an Affiliate of any of the Aurora Limited Partnerships, the Aurora General Partners, the Aurora Ultimate General Partners and/or Aurora Management Partners LLC (each such term as defined in the Amended and Restated Certificate of Incorporation of K&F Parent and collectively hereinafter referred to as the "Aurora Entities")) issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or the declaration and payment of dividends by the Corporation to, or the making of loans to, any direct or indirect parent in order to effectuate any such repurchase, redemption or other acquisition or retirement for value by such direct or indirect parent.

              The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board or the board of directors of the applicable Subsidiary of the Corporation, as the case may be.

              (iii)  enter into or consummate any Asset Sale unless (A) the Corporation or any of its Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale), with such fair market value to be determined by a resolution of the Board, (B) at least 75% of the consideration received by the Corporation or the applicable Subsidiary of the Corporation is in the form of cash or Cash Equivalents, and (C) to the extent that not all of the Net Cash Proceeds from such Asset Sale are applied by the Corporation or such Subsidiary, as the case may be, within 360 days following the receipt of such Net Cash Proceeds, to the extent the Corporation or such Subsidiary, as the case may be, elects, (1) to repay Indebtedness (and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (2) to acquire (including by way of merger or consolidation) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, (3) to make capital expenditures relating to an asset or assets used or useful in a Permitted Business, or (4) to acquire other long-term assets that are used or useful in a Permitted Business, the amount of Net Cash Proceeds not so applied (the "Excess Proceeds") shall be provided to K&F Parent by the Corporation or such Subsidiary by way of payment of dividends to, or the making of loans to, any direct or indirect parent in order to permit K&F Parent to redeem the outstanding shares of the K&F Parent Preferred Stock in accordance with the procedures set forth in Article IV, Section C.6 of the Amended and Restated Certificate of Incorporation of K&F Parent; provided, however, that if any Excess Proceeds remain after consummation of the redemption of all of the outstanding shares of the Senior Preferred Stock, the Corporation may use such Excess Proceeds for any purpose not otherwise prohibited by the terms of this Amended and Restated Certificate of Incorporation.

              For the purposes of Article IV, Section C.8(a)(iii)(B), the following shall be deemed to be cash: (A) the amount of any liabilities, as shown on the Corporation's or any applicable Subsidiary's most recent balance sheet or in the notes thereto, of the Corporation or such Subsidiary that are assumed by the transferee of any such assets; (B) any securities, notes or other obligations received by the Corporation or any applicable Subsidiary from such transferee that are substantially concurrently, subject to normal settlement periods, converted by the Corporation or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) and (C) property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Cash Proceeds (or other cash in such amount) under Article IV, Section C.8(a)(iii)(C)(2) or (4) above.

              The sale, lease, conveyance or other disposition of all or substantially all of the assets of K&F Parent and its Subsidiaries taken as a whole will be governed by the provisions of Article IV, Section C.5(b)(ii) and/or the provisions of Article IV, Section C.8(a)(xiv) of the Amended and Restated Certificate of Incorporation of K&F Parent and not by the provisions of this Article IV, Section C.8(a)(iii).

              (iv)  transfer all or a material portion of the assets of the Corporation and/or any of its Subsidiaries to any other direct or indirect Subsidiary of the Corporation outside of the ordinary course of business if such transfer could reasonably be expected to materially adversely affect the rights and protections the holders of the Senior Preferred Stock would otherwise have in bankruptcy proceedings initiated under the Bankruptcy Code of the Corporation, K&F Parent or K&F Intermediate prior to any such transfer of assets;

               (v)  create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness; provided, however, the Corporation and any of its Subsidiaries may incur Indebtedness (including Acquired Debt) if the Indebtedness/EBITDA Ratio for K&F Parent and its Subsidiaries', on a consolidated basis, most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least (A) on or prior to December 31, 2009, 9.5 to 1 and (B) after December 31, 2009, 8.5 to 1, determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such additional Indebtedness (as well as any other Indebtedness that has been incurred by K&F Parent or any of its Subsidiaries following the end of such four-fiscal quarter period) had been incurred at the beginning of such four-quarter period; provided, further, however, that the provisions of this Article IV, Section C.8(a)(v) shall not require the vote or consent of any holders of the outstanding shares of Senior Preferred Stock for the incurrence by the Corporation or any of its Subsidiaries of Permitted Debt; and provided, further, however, that if any Non-Recourse Debt of the Corporation or any of its Subsidiaries shall at any time cease to constitute Non-Recourse Debt, such event will be deemed to constitute an incurrence of Indebtedness by the Corporation or such Subsidiaries, as the case may be;

              For purposes of determining compliance with this Article IV, Section C.8(a)(v): (A) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in the definition of "Permitted Debt," or is otherwise entitled to be incurred pursuant to this Article IV, Section C.8(a)(v), the Corporation will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Article IV, Section C.8(a)(v); (B) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same, or less onerous terms, the payment of dividends on Capital Stock in the form of additional shares of the same class of Capital Stock, the accrual of dividends on Capital Stock and the accretion of the liquidation preference of Capital Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Article IV, Section C.8(a)(v); and (C) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred or the date the Corporation or any of its applicable Subsidiaries committed to incur such Indebtedness.

              (vi)  amend the terms of any Material Debt to increase the outstanding principal balance of any such Material Debt (unless K&F Parent or any of its Subsidiaries is permitted to incur such additional Indebtedness under Article IV, Section C.8(a)(v) above);

             (vii)  (A) amend this Certificate of Incorporation, the Certificate of Incorporation of any Subsidiary of the Corporation, the Bylaws or any other organizational documents of the Corporation or any of its Subsidiaries or (B) issue any shares of Capital Stock of the Corporation or any of its Subsidiaries, in each such case, that in any way materially adversely affects the Senior Preferred Stock;

            (viii)  make any payment by the Corporation or any of its Subsidiaries to, or sell, lease, transfer or otherwise dispose of any of the Corporation's or any of its Subsidiaries' properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation or any of its Subsidiaries (each, an "Affiliate Transaction") involving aggregate consideration in excess of $1.0 million, unless the Affiliate Transaction is on terms that are at least as favorable to the Corporation or the relevant Subsidiary as those that would have been obtained in a comparable transaction by the Corporation or such Subsidiary with an unrelated Person; provided, however, that any such Affiliate Transaction shall be conclusively deemed to be at least as favorable as the terms which could be obtained on an arm's length basis with an unrelated Person if such transaction is approved by a majority of the members of the Board or the board of directors of such applicable Subsidiary (in each such case, including a majority of the disinterested members of the Board or such applicable Subsidiaries' board of directors). Notwithstanding anything to the contrary set forth in this Article IV, Section C.8(a)(viii), Permitted Affiliate Transactions will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Article IV, Section C.8(a)(viii).

              (ix)  enter into any agreement that would, or amend any agreement in effect as of the Closing Date in a manner that would, prohibit the consummation of the mandatory redemption obligations of K&F Parent pursuant to Article IV, Section C.5(b)(i) of the Amended and Restated Certificate of Incorporation of K&F Parent; provided, however, that for the avoidance of doubt the terms of that certain Credit Agreement, dated as of the Closing Date, among the Corporation, K&F Intermediate and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as in effect as of the Closing Date, the Senior Subordinated Notes due 2014, as in effect as of the Closing Date, and the Exchange Notes issued in exchange for the Senior Subordinated Notes due 2014 in accordance with the terms of the Registration Rights Agreement, as in effect as of the Closing Date, shall not be considered to be in violation of this clause (ix);

               (x)  incur or permit to exist any Material Debt that has a maturity beyond the twelfth anniversary of the Closing Date unless either (A) such Material Debt may be redeemed on and at any time after the twelfth anniversary of the Closing Date if the terms of such Material Debt would prohibit the consummation of the mandatory redemption obligations of K&F Parent pursuant to Article IV, Section C.5(b)(i) of the Amended and Restated Certificate of Incorporation of K&F Parent on such twelfth anniversary or (B) such Material Debt is subject to a "covenant defeasance" or similar defeasance at and at any time after the twelfth anniversary of the Closing Date such that the mandatory redemption obligations of K&F Parent pursuant to Article IV, Section C.5(b)(i) of the Amended and Restated Certificate of Incorporation of K&F Parent are not prohibited by the terms of such Material Debt;

              (xi)  during the continuance of a default as described in Article IV, Section C.9(a) or (b) hereof or of the Amended and Restated Certificate of Incorporation of K&F Parent, make any Restricted Investment in an amount at any time outstanding individually or in the aggregate for K&F Parent and its Subsidiaries taken as a whole in excess of $5,000,000;

             (xii)  during the continuance of a default as described in Article IV, Section C.9(a) or (b) hereof or of the Amended and Restated Certificate of Incorporation of K&F Parent, consolidate or merge with or into any other Person, transfer of all or substantially all of K&F Parent's and its Subsidiaries' properties and assets, taken as a whole, to any other Person;

            (xiii)  effectuate a Change of Control unless K&F Parent consummates the mandatory redemption obligations of K&F Parent pursuant to Article IV, Section C.5(b)(ii) of the Amended and Restated Certificate of Incorporation of K&F Parent in connection therewith; or

            (xiv)  enter into any contract, agreement or understanding obligating the Corporation or any of its Subsidiaries to any of the foregoing.

            (b)   Affirmative Covenants. For so long as any share of Senior Preferred Stock remains outstanding, unless the holders of a majority of the outstanding shares of Senior Preferred Stock otherwise vote or provide their written consent, voting or consenting as a separate class, the Corporation shall, and shall cause its Subsidiaries to:

                (i)  comply in all material respects will all laws applicable to K&F Parent or any of its Subsidiaries; provided, however, that noncompliance with any applicable law shall be deemed not to constitute a breach of this Article IV, Section C.8(b)(i) if the failure to effect such compliance could not reasonably be expected to be adverse in any material respect to the holders of the Senior Preferred Stock; provided, however, that if the failure to effect such compliance is adverse in any material respect to the holders of the Senior Preferred Stock, such noncompliance with any applicable law shall be deemed not to constitute a breach of this Article IV, Section C.8(b)(i) if upon obtaining knowledge of such noncompliance, K&F Parent or any its Subsidiaries, as appropriate, promptly undertakes reasonable efforts to achieve compliance;

               (ii)  maintain adequate and customary insurance coverage with respect to the Corporation's and its Subsidiaries' respective properties and business; provided, however, that the Corporation and its Subsidiaries shall have the right to self-insure all or a portion of the required coverages (other than property insurance and product liability insurance relating to aircraft and aerospace products; provided, that deductibles consistent with past practice shall not be considered self-insurance for purposes of this sentence) to the extent such self-insurance is reasonable and customary;

              (iii)  maintain and keep, or cause to be maintained and kept, in all material respects the Corporation's and its Subsidiaries' respective properties that are useful and necessary in any material respect in the business of the Corporation and its Subsidiaries in good working order and condition, ordinary wear and tear excepted;

              (iv)  file all material income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all material taxes when due, except such as are contested in good faith by appropriate proceedings and for which the Corporation has established appropriate reserves in accordance with GAAP or where the failure to effect such payment could not reasonably be expected to be adverse in any material respect to the holders of the Senior Preferred Stock;

               (v)  preserve, renew and keep in full force and effect the Corporation's and its Subsidiaries' organizational existence, except any Subsidiary of the Corporation may be merged or consolidated with or into any wholly-owned Subsidiary of the Corporation (provided, (A) that the wholly-owned Subsidiary of the Corporation shall be the continuing or surviving corporation or (B) simultaneously with such transaction, the continuing or surviving corporation shall become a wholly-owned Subsidiary of the Corporation); provided, however, that this Article IV, Section C.8(b)(v) shall not apply with respect to any Subsidiary of the Corporation (1) that merges into or consolidates with any other entity in a transaction that conforms to the provisions applicable to Asset Sales set forth in Article IV, Section C.8(a)(iii) or (2) if the effect of such failure to preserve, renew or keep in full force and effect the organizational existence of such Subsidiary is not adverse in any material respect to the holders of the Senior Preferred Stock;

              (vi)  be at all times Solvent; and

             (vii)  maintain the Corporation's and its Subsidiaries' existing line of business and not engage in any line of business other than a Permitted Business.

            (c)   Covenant Regarding Filing of Voluntary Bankruptcy. The filing by the Corporation of a voluntary petition for reorganization relief, or the consent to the entry of an order for relief against the Corporation, pursuant to the Bankruptcy Code shall require, in addition to any other vote or consent required herein or by law, the vote or written consent of (i) at least a majority of the members of the Board, including a majority of the Senior Designees (it being understood that if no Senior Designees have been elected to the Board at such time, the requirement under this clause (i) may be satisfied with the vote of at least a majority of the members of the Board or written consent of all the members of the Board), and (ii) the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

          9.     Defaults.

            (a)   Payment Default of Certain Indebtedness or Default of Certain Senior Preferred Stock Covenants. In the event that (i) any continuing payment default by K&F Parent or any of its Subsidiaries under the Senior Credit Agreement or the Senior Subordinated Notes due 2014 or any other indebtedness for money borrowed then having an outstanding principal balance greater than $25 million (the "Material Debt") remains uncured for a period of 90 days and is not waived by the applicable lenders or (ii) any continuing default by K&F Parent of the covenants set forth in Article IV, Section C.8 of the Amended and Restated Certificate of Incorporation of K&F Parent or by the Corporation under Article IV, Section C.8 hereof remains uncured for a period of 90 days after receipt by K&F Parent or the Corporation, as applicable, of notice of such default from the holders of at least a majority of the outstanding shares of the K&F Parent Preferred Stock or Senior Preferred Stock, as applicable, and is not waived by the holders of at least a majority of the outstanding shares of the K&F Parent Preferred Stock, the holders of at least a majority of the outstanding shares of Senior Preferred Stock shall have the right, for the first such 90 day period, to elect (x) if at such time there is no Senior Designee, four Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board) and (y) if at such time there is one Senior Designee, three Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board), and for the second such 90 day period, to elect three additional Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board), and each additional 90 day period thereafter, to designate two additional Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board) until such time as the holders of the Senior Preferred Stock will have the right to elect a majority of the members of the Board (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board).

            (b)   Default of Redemption Obligations; Bankruptcy Filing. In the event that:

                (i)  K&F Parent defaults on the mandatory redemption obligations of K&F Parent pursuant to Article IV, Section C.5(b)(i) and/or (ii) of the Amended and Restated Certificate of Incorporation of K&F Parent;

               (ii)  K&F Parent, K&F Intermediate, the Corporation or any of their material Subsidiaries file a voluntary petition for relief under the Bankruptcy Code or consent to an entry of an order for relief pursuant to the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar liquidation or reorganization statute or other law relating to the relief from debts or the protection of debtors generally, now or hereafter in effect;

              (iii)  K&F Parent, K&F Intermediate, the Corporation or any of their material Subsidiaries make an assignment for the benefit of creditors of K&F Parent, K&F Intermediate, the Corporation or such Subsidiary, as applicable, with respect to all or any substantial part of the property of K&F Parent, K&F Intermediate, the Corporation or of their material Subsidiaries;

              (iv)  a court having jurisdiction in the premises shall have entered an order for relief in respect of K&F Parent, K&F Intermediate, the Corporation or any of their material Subsidiaries in an involuntary case commenced under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar liquidation or reorganization statute or other law relating to the relief from debts or the protection of debtors generally, now or hereafter in effect, or any other similar relief shall be granted under any applicable federal or state law, and the effectiveness of which order or similar relief shall not have been stayed pending appeal or review within 30 days after K&F Parent, K&F Intermediate, the Corporation or any of their material Subsidiaries is advised of the same; or

               (v)  a court having jurisdiction in the premises shall have entered an order appointing a receiver, liquidator, sequestrator, assignee, trustee, custodian or other officer having similar powers over K&F Parent, K&F Intermediate, the Corporation or any of their material Subsidiaries, or over all or any substantial part of the property of K&F Parent, K&F Intermediate, the Corporation or of their material Subsidiaries, or a writ of attachment, execution or similar process shall have been issued against any substantial part of the property of K&F Parent, K&F Intermediate, the Corporation or the property of any of their material Subsidiaries, and the enforcement of such order or process shall not have been stayed pending appeal or review within 30 days after K&F Parent, K&F Intermediate, the Corporation or any of their material Subsidiaries is advised of the same;

              the holders of at least a majority of the outstanding shares of the Senior Preferred Stock shall have the right to elect a number of Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased by such number without the need for any approval by any of the stockholders of the Corporation or the Board), such that the Senior Designees constitute a majority of the Board, but the size of the Board will not be increased by greater than such number without the consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

            (c)   Cure of Default. Notwithstanding anything to the contrary set forth herein, upon K&F Parent's, K&F Intermediate's and the Corporation's cure of all of the outstanding default events described in Article IV, Section C.9(a) or (b) set forth in the Amended and Restated Certificate of Incorporation of K&F Parent, the Amended and Restated Certificate of Incorporation of K&F Intermediate and herein, as applicable, (i) the term of the additional Senior Designees elected pursuant to Article IV, Section C.9(a) or (b) shall automatically end and such Senior Designees shall automatically cease to be members of the Board, effective immediately, (ii) the size of the Board shall automatically be decreased (without the need for any approval by any of the stockholders of the Corporation or the Board) by the number of additional Senior Designees elected pursuant to Article IV, Section C.9(a) or (b) and (iii) the number of Senior Designees that the holders of the Senior Preferred Stock shall have the right to elect shall be automatically decreased to one member without the need for any approval of such reduction by the stockholders of the Corporation or the Board. Nothing set forth in this Article IV, Section C.9(c) shall preclude the operation of Article IV, Section C.9(a) or (b) if a subsequent default as described in Article IV, Section C.9(a) or (b) shall occur.

            (d)   Any director who is a Senior Designee may be removed with or without cause only by a vote of the holders of at least a majority of the outstanding shares of Senior Preferred Stock. The Corporation shall take such actions as are necessary for the removal of any Senior Designee upon the request of the holders of at least a majority of the outstanding shares of Senior Preferred Stock and for the election to the Board of a substitute designated by the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

          10.   Access Rights. Each holder of Senior Preferred Stock that, together with its Affiliates, at such time has access rights with respect to K&F Parent in accordance with Article IV,

  Section C.10(b) of the Amended and Restated Certificate of Incorporation of K&F Parent in effect at such time, will have reasonable access, during normal business hours, to the facilities, records and personnel (including outside accountants) of the Corporation and its Subsidiaries to the extent that the same reasonably relates to such holder's interest in the Corporation, subject to reasonable prior written notice delivered to the Corporation and subject to execution by each such holder of Senior Preferred Stock of a confidentiality and nondisclosure agreement in the form agreed to prior to the date hereof. The Corporation shall be entitled to designate one or more representatives of the Corporation to be present during all such periods of access.

          11.   Restrictions on Issuance and Transfer of Senior Preferred Stock. Until the restrictions and limitations set forth in this Article IV, Section C.11 shall have been terminated in the manner hereinafter provided:

            (a)   No shares of Senior Preferred Stock shall be transferable, and they shall not be transferred on the books of the Corporation, unless a simultaneous transfer is made by the same transferor to the same transferee of the same number of shares of (i) senior preferred stock, par value $0.01 per share, of K&F Intermediate (the "K&F Intermediate Preferred Stock") and (ii) senior preferred stock, par value $0.01 per share, of K&F Parent (the "K&F Parent Preferred Stock").

            (b)   The Corporation shall not issue or recognize any transfer or agree to issue or recognize any transfer any shares of Senior Preferred Stock to any Person unless effective provision has been made for the simultaneous issuance or transfer to the same Person of the same number of shares of K&F Intermediate Preferred Stock and K&F Parent Preferred Stock and for the pairing of the shares of the Senior Preferred Stock, the K&F Intermediate Preferred Stock and the K&F Parent Preferred Stock.

            (c)   The Corporation shall not declare or pay any stock dividends consisting in whole or in part of Senior Preferred Stock, issue any rights or warrants to purchase any shares of Senior Preferred Stock, or subdivide, combine or otherwise reclassify the shares of Senior Preferred Stock, unless K&F Intermediate and K&F Parent simultaneously takes the same or equivalent action with respect to the K&F Intermediate Preferred Stock and the K&F Parent Preferred Stock, respectively, to the end that the outstanding shares of Senior Preferred Stock, K&F Intermediate Preferred Stock and K&F Parent Preferred Stock will at all times be effectively paired on a one-for-one basis as contemplated herein.

            (d)   Each certificate issued evidencing shares of Senior Preferred Stock shall bear the following legend:

        "The shares of K & F Industries, Inc. (the "Corporation") represented by this certificate are subject to restrictions set forth in the Certificate of Incorporation of the Corporation which prohibits any transfer of shares of senior preferred stock of the Corporation, K&F Parent, Inc. and K&F Intermediate Holdco, Inc. that are paired pursuant to Article IV, Section C.11 of the Certificate of Incorporation of the Corporation, Article IV, Section C.11 of the Certificate of Incorporation of K&F Parent, Inc. and Article IV, Section C.11 of the Certificate of Incorporation of K&F Intermediate Holdco, Inc., except in combination with an equal number of shares of the senior preferred stock of the other corporations in accordance with the respective Certificates of Incorporation of each corporation, copies of which are available for inspection during regular business hours at the principal executive offices of each corporation, and the holder of this certificate by his/her/its acceptance hereof consents to be bound by such restrictions."

            (e)   This Article IV, Section C.11 may not be amended, altered or repealed without the approval a majority of the members of the Board, including a majority of the members of the Board elected by the holders of the Common Stock.

          12.   Section Headings. Section headings are for convenience of reference only and shall not constitute a part of this Certificate of Incorporation or be referred to in connection with the interpretation or construction hereof.

        SECTION D.  Certain Definitions.

          1.     "Acquired Debt" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          2.     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. "Control" means (a) in the case of a corporation, the ownership, directly or indirectly, of 50% or greater of the Capital Stock in that corporation, and the ability to elect 50% or greater of such corporation's board of directors, and (b) in the case of a Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of a voting equity interest, by contract or otherwise.

          3.     "Asset Sale" means (a) the sale, lease, conveyance or other disposition of any assets or rights other than sales of inventory in the ordinary course of business consistent with past practices and (b) the issuance or sale of Equity Interests in any of the Corporation's Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (x) that have a fair market value in excess of $5.0 million or (y) for net proceeds in excess of $5.0 million. Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

              (i)  a transfer of assets between or among K&F Parent and its Subsidiaries, subject to the provisions of Article IV, Section C.8(a)(iv);

             (ii)  an issuance of Equity Interests by (A) the Corporation to K&F Parent or to another Subsidiary of K&F Parent or (B) a Subsidiary of the Corporation to the Corporation or to another Subsidiary of the Corporation;

            (iii)  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

            (iv)  the sale or other disposition of equipment or other property that is worn out or no longer useful in the business of the Corporation or its Subsidiaries, in each case in the ordinary course of business;

             (v)  the sale or other disposition of cash or Cash Equivalents;

            (vi)  a Restricted Payment that is permitted by Article IV, Section C.8(a)(ii); and

           (vii)  a Restricted Investment that is permitted by Article IV, Section C.8(a)(xi) and any Permitted Investment.

          4.     "Bankruptcy Code" means Title XI of the United States Code.

          5.     "Capital Stock" means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          6.     "Cash Equivalents" means (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition; (c) (i) demand deposits, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding one year and (iv) overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any lender party to the Senior Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having a rating of at least A-3 from Moody's Investors Service, Inc. or P-3 from Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition; (f) short-term tax exempt securities including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated either P-1 by Moody's or A-1 by S&P and maturing within 270 days of acquisition; (g) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Moody's or A by S&P; (h) money market funds the assets of which constitute primarily Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

          7.     "Change of Control" has the meaning set forth in the Amended and Restated Certificate of Incorporation of K&F Parent.

          8.     "Closing Date" means the date as of which the closing of the purchase and sale of the shares of common stock of the Corporation, and the other transactions contemplated by that certain Stock Purchase Agreement dated as of October 15, 2004 (the "Stock Purchase Agreement") by and among K&F Parent and the stockholders of the Corporation listed on Exhibit A thereof is consummated.

          9.     "Commission" means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

          10.   "Consolidated EBITDA" has the meaning set forth in the Amended and Restated Certificate of Incorporation of K&F Parent.

          11.   "Consolidated Net Income" has the meaning set forth in the Amended and Restated Certificate of Incorporation of K&F Parent.

          12.   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          13.   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          14.   "Exchange Notes" means the notes issued in the Exchange Offer pursuant to the Indenture.

          15.   "Exchange Offer" has the meaning set forth for such term in the Registration Rights Agreement.

          16.   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

          17.   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          18.   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (b) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the person or entity entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred; (c) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and (d) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

          19.   "Indebtedness" has the meaning set forth in the Amended and Restated Certificate of Incorporation of K&F Parent.

          20.   "Indebtedness/EBITDA Ratio" has the meaning set forth in the Amended and Restated Certificate of Incorporation of K&F Parent.

          21.   "Indenture" means that certain Indenture dated as of the Closing Date by and between the Corporation and U.S. Bank National Association, as trustee.

          22.   "Investment" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees (other than Guarantees of Indebtedness of the Corporation or any of its Subsidiaries to the extent permitted in Article IV, Section C.8(a)(v))), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables of the Corporation and its Subsidiaries in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any Subsidiary of the Corporation sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Corporation such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Corporation, the Corporation will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined by the Board. The acquisition by the Corporation or any Subsidiary of the Corporation of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Corporation or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined by the Board.

          23.   "K&F Intermediate" means K&F Intermediate Holdco, Inc., a Delaware corporation.

          24.   "K&F Parent" means K&F Parent, Inc., a Delaware corporation.

          25.   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give a security interest under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

          26.   "Net Cash Proceeds" means the aggregate cash proceeds received by the Corporation or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (as reasonably estimated by the Corporation), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

          27.   "Net Income" has the meaning set forth in the Amended and Restated Certificate of Incorporation of K&F Parent.

          28.   "Non-Recourse Debt" means Indebtedness (a) as to which neither the Corporation nor any of its Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) is the lender; (b) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Corporation or any of its Subsidiaries and (c) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against a Subsidiary of the Corporation) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Corporation or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

          29.   "Permitted Affiliate Transactions" means:

            (a)   transactions between the Corporation or any of its Subsidiaries and any employee, officer or director of, or consultant to, the Corporation or any of its Subsidiaries that are approved by the disinterested members of the Board or such applicable Subsidiaries' board of directors;

            (b)   reasonable and customary directors' fees, indemnification and similar arrangements for officers, directors or employees, consulting fees, officer or employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of, or consultant to, the Corporation or any of its Subsidiaries and payments under any indemnification arrangements permitted by applicable law;

            (c)   transactions between or among K&F Parent and/or its wholly-owned Subsidiaries or partially-owned Subsidiaries in which none of the Aurora Entities has any interest;

            (d)   transactions with a Person that is an Affiliate of the Corporation or any of its Subsidiaries solely because the Corporation or any of its Subsidiaries owns an Equity Interest in, or controls, such Person;

            (e)   the pledge of Equity Interests of Subsidiaries of the Corporation to support the Indebtedness thereof;

            (f)    issuances and sales of Equity Interests of the Corporation to Affiliates of the Corporation so long as such issuances and sales are not in contravention of any other provisions of this Certificate of Incorporation;

            (g)   Restricted Payments that are permitted by the provisions of Article IV, Section C.8(a)(ii) hereof;

            (h)   the payment of management fees and related expenses to Aurora Management Partners LLC and its Affiliates; provided, that such fees shall not, in the aggregate, exceed $2.0 million (plus out of pocket expenses) in any twelve month period commencing after the Closing Date;

            (i)    the payment of transaction, consulting and advisory fees and related expenses to Aurora Management Partners LLC and its Affiliates for financial advisory, financing, underwriting or placement services or in respect of other investment banking entities, including without limitation, in connection with acquisitions or divestitures, in each case, which payments (1) are reasonably related to the services performed and (2) either (i) are under $10.0 million in any fiscal year of the Corporation or (ii) are approved by a majority of the members of the Board or the board of directors of the applicable Subsidiary of the Corporation (in each such case, including a majority of the disinterested members of the Board or such applicable Subsidiaries' board of directors); and

            (j)    the payment of all fees and expenses related to the acquisition and related financing of the acquisition of the Corporation by K&F Parent and its Affiliates.

          30.   "Permitted Business" means the lines of business conducted by K&F Parent, the Corporation and its Subsidiaries on the Closing Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board or the board of directors of such applicable Subsidiary.

          31.   "Permitted Debt" has the meaning set forth in the Amended and Restated Certificate of Incorporation of K&F Parent.

          32.   "Permitted Investment" means (a) any Investment in the Corporation or in a Subsidiary of the Corporation; (b) any Investment in Cash Equivalents; (c) any Investment by the Corporation or any Subsidiary of the Corporation in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Corporation; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Subsidiary of the Corporation; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Article IV, Section C.8(a)(iii) or any non-cash consideration received in connection with a disposition of assets excluded from the definition of Asset Sale; (e) workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business; (f) loans or advances to employees (or guarantees of third party loans to employees) made in the ordinary course of business of the Corporation or such Subsidiary in an aggregate amount not to exceed $2.0 million at any one time outstanding at K&F Parent and its Subsidiaries taken as a whole; (g) any Investment in any Person solely in exchange for the issuance of Equity

  Interest of the Corporation; (h) any purchase or other acquisition of Indebtedness of the Corporation or any Subsidiary; (i) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (j) Hedging Obligations; (k) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business; (l) Investments existing on the Closing Date; (m) Guarantees in accordance with or permitted by the terms of Article IV, Section C.8(a)(v); (n) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business; (o) Investments by the Corporation or any Subsidiary of the Corporation in joint ventures operating primarily in a Permitted Business in an aggregate amount at any one time outstanding not to exceed $20.0 million at K&F Parent and its Subsidiaries taken as a whole; (p) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby; and (q) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) of this definition that are at the time outstanding not to exceed $10.0 million at K&F Parent and its Subsidiaries taken as a whole.

          33.   "Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity of any kind or nature.

          34.   "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          35.   "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Closing Date, by and among the Corporation and the parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

          36.   "Restricted Investment" means an Investment other than a Permitted Investment.

          37.   "Senior Credit Agreement" means that certain Credit Agreement, dated as of the Closing Date, among the Corporation, K&F Intermediate and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements).

          38.   "Senior Subordinated Notes due 2014" means the 7 3/4% Senior Subordinated Notes due 2014 of the Corporation issued under the Indenture.

          39.   "Solvent" means with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person, as of such date, exceeds the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person, as of such date, is greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature; provided, however, that the Senior Preferred Stock and all Capital Stock of the Corporation or any of its Subsidiaries that is not mandatorily redeemable at any time when any share of the Senior Preferred Stock is outstanding and that is explicitly subordinate to the Senior Preferred Stock with respect to dividends and rights upon liquidation, winding up or dissolution, including, in each such case, any accrued but unpaid dividends thereon and any obligations to redeem or retire the same, shall be excluded from any determination of whether the Corporation and its Subsidiaries are Solvent pursuant to Article IV, Section C.8(b)(vi) until the eleventh anniversary of the Closing Date. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          40.   "Subsidiary" means, with respect to any specified Person:

            (a)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

            (b)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

          41.   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

ARTICLE V
ANNUAL MEETINGS OF STOCKHOLDERS

        The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation. Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VI
CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

        Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time (i) by a majority of the members of the Board or (ii) by a committee of the Board that has been duly designated by the Board and whose power and authority, as provided in a resolution by the Board or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other person or persons or in any other manner; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

ARTICLE VII
STOCKHOLDER ACTION BY WRITTEN CONSENT

        Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting.

ARTICLE VIII
ELECTION OF DIRECTORS

        SECTION A.  Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        SECTION B.  Stockholder Nominees. Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

        SECTION C.  Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, and only by the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding.

ARTICLE IX
LIABILITY AND INDEMNIFICATION

        To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article IX. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

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  Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF K & F INDUSTRIES, INC.